INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

The Board of Directors
Westmont Resources Inc.
(an Exploration Stage Company)

We consent to the use in the Post-Effective Amendment No. 1 to the Registration Statement of Westmont Resources Inc. (an Exploration Stage Company) on Form SB-2/A, of our Report of Independent Registered Public Accounting Firm dated August 27, 2007 on the Consolidated Balance Sheets of Westmont Resources Inc. (an Exploration Stage Company) as of May 31, 2007 and 2006, the related Consolidated Statements of Operations and Cash Flows for the years then ended and from November 16, 2004 (inception) to May 31, 2007, and the related Consolidated statement of Stockholders’ Equity for the period from November 16, 2004 (inception) to May 31, 2007.

In addition, we consent to the reference to us under the heading “Experts” in the Registration Statement.

“Telford Sadovnick, P.L.L.C.”

TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

Bellingham, Washington

October 10, 2007